V. Scott Vanis
Minerco's Chairman and CEO

A Letter from the Chairman
December 21, 2015

Dear Shareholders,

The Holiday Season is in full swing, and we all find ourselves reflecting on the year that has passed and looking forward to the upcoming year. In 2015, we had a very dynamic year that included impressive growth and many obstacles to overcome. Our company substantially grew up, and we learned a thing or two along the way. With owning 100% of VitaminFIZZ and a responsible share structure completed in 2015, we are well positioned to acquire our workhorse brand and expand nationally in 2016.

VitaminFIZZ
The acquisition of 100% of VitaminFIZZ, our flagship brand, in late 2015 sets our company up for rapid expansion in the coming year. However, the acquisition did come with an intangible price: mainly the time required to complete negotiation. From July through September, 2015, the forced expansion of VitaminFIZZ was slowed to organic growth while the VitaminFIZZ acquisition was negotiated and closed. In reflection, the final outcome was well worth the price, and our company and shareholders received what we deserved: complete control and 100% ownership of the VitaminFIZZ brand which was built on the back of Minerco and its shareholders. Looking forward to 2016, VitaminFIZZ will be substantially expanded in geographic availability with additional flavors and functionalities.

Workhorse Brand
Our workhorse brand, a juice branded with a long running well-known children’s program, has been completely negotiated with an assignment of the licensing agreement. We have requested a re-set of the licensing agreement from the licensor in order to deliver even more value to the acquisition for our company. We expect to receive this re-set of the license in the coming weeks; however, this time of year provides for a slower work schedule. Once the acquisition and licensing re-set are closed, we will move quickly to repackage the workhorse brand for initial and direct placement into national accounts.

FY 2016, Q1 Financials
Today, we filed our Quarterly Report on Form 10-Q for the first quarter (Q1) of Fiscal Year (FY) 2016 (ending 10/31/2015). Our results for the period are measured more in intangible accomplishments than in quantifiable numbers. Considering the negotiation for 100% ownership of VitaminFIZZ started in July, 2015 and the acquisition was closed in October, 2015; the Quarterly Report provides a few historical milestones on our progress. Keeping in mind that the Quarterly Report is a reflection on past events , and not a predictor of what is to come, here are a few of my comments.

1.	The acquisition of 100% of VitaminFIZZ is the biggest milestone of the company to date and caused a reclassification of $250,000 from prepaid expense to intangible asset value.

2.
We did draw on our Line of Credit (LOC), but due to the new capital structure and the collective conservation of capital, we were able to realize a net decrease in the LOC balance my approximately $100,000.

3.	As we expected during the recapitalization, our derivative liability increased. We believe this is a temporary effect and will be solved in the coming calendar year.

4.
As addressed many times in this and previous update(s), our revenues decreased year over year due to the VitaminFIZZ negotiation. The negotiation and recapitalization process had a temporary influence on all operations.

As we wind down calendar year 2015, reflection is healthy but cannot be all consuming. The path to success is always in the present and in the future. We can learn a lot from the past but only if we use it to build upon to improve our future. As we introduce our workhorse brand and expand VitaminFIZZ, both to a national audience, we know our future is bright. Our company had a very productive year in 2015, and a lot of people took notice. In 2016, we expect to have a very expansive year with most of the country taking notice. We at Minerco, and I personally, wish all of you a Happy Holidays and a Happy New Year!

As always, we appreciate your confidence and support.

Sincerely,

/s/ V. Scott Vanis

Minerco, Inc. (OTC: MINE)
http://minerco.com/

Minerco Company Background: Minerco, Inc. (OTC:MINE) is an emerging growth company specializing in the food and beverage industry. Its portfolio includes Athena Brands, Inc., The Herbal Collection™ and Coffee Boost™. Athena Brands, Inc. is a specialty beverage company that develops, produces, markets and distributes a diversified collection of forward-thinking, healthful consumer brands. The Athena Brands portfolio includes Avanzar Sales & Distribution, LLC, VitaminFIZZ®, Vitamin Creamer® and Island Style™. http://minerco.com
Recent Media Coverage: Food Navigator, Bevnet, Orange County Business Journal, ConvenienceStoreNews

Safe Harbor Statement: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.